Exhibit 99

Press Release
November 19, 2008

Chairman K. Ray Mahan announced that at the November 18, 2008 meeting of the Board of Directors of Cortland Bancorp (the “Company”) a regular quarterly dividend of $0.22 per share and a 1% stock dividend were declared. Both dividends are payable to shareholders of record as of December 12, 2008. Payment and distribution to shareholders will occur on January 1, 2009 and January 2, 2009 for the stock dividend and cash dividend, respectively.